Exhibit 99.1

Eastman Chemical Company Announces Cash Tender Offer for Any and All 5.500% Notes due 2019

KINGSPORT, Tenn., October 30, 2018 — Eastman Chemical Company (NYSE:EMN) today announced that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.500% notes due 2019 (the “Notes”). A comprehensive description of the terms of the Tender Offer is included in Eastman’s Offer to Purchase, dated October 30, 2018 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Offer Documents”).

The Tender Offer is summarized in the table below and is being made upon, and is subject to, the terms and conditions set forth in the Offer Documents. The Tender Offer will expire at 5:00 p.m., New York City time, on November 5, 2018, unless extended or earlier terminated by Eastman (the “Expiration Date”). Tenders of Notes may be withdrawn any time at or prior to 5:00 p.m., New York City time, on November 5, 2018, by following the procedures described in the Offer to Purchase.

Security (CUSIP No.)	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
5.500% notes due 2019 (277432AH3)	$250,000,000	3.375% UST due 11/15/2019	FIT4	30 bps

The consideration (the “Total Consideration”) payable for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the fixed spread for the Notes specified in the table above plus the yield to maturity based on the bid-side price of the U.S. Treasury Reference Security specified in the table above, as quoted on the Bloomberg Bond Trader FIT4 page as of 2:00 p.m., New York City time, on November 5, 2018, unless extended or earlier terminated by Eastman. In addition to the Total Consideration, Eastman will also pay accrued and unpaid interest on Notes purchased up to, but not including, the settlement date. The settlement date for Notes validly tendered and accepted for purchase and delivered at or prior to the Expiration Date will be promptly after the Expiration Date, and is expected to be November 6, 2018 (the “Settlement Date”). The settlement date for Notes validly tendered and accepted for purchase and delivered pursuant to the guaranteed delivery procedures described in the Offer to Purchase is expected to be November 8, 2018.

Holders must validly tender (and not validly withdraw) their Notes at or prior to the Expiration Date, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or prior to the Expiration Date, and tender their Notes at or prior to the Notice of Guaranteed Delivery Date (as defined in the Offer to Purchase), in accordance with the instructions set forth in the Offer to Purchase, in order to be eligible to receive the Total Consideration. In addition, holders whose Notes are accepted for purchase in the Tender Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date. Interest will cease to accrue on the Settlement Date for all Notes accepted for purchase in the Tender Offer, including Notes delivered pursuant to the guaranteed delivery procedures.

Eastman’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase, including, among others, Eastman completing the offering and sale of new debt securities (the “New Notes Offering”) on terms acceptable to Eastman. The Tender Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities or other financial instruments that may be issued or otherwise incurred in connection with the New Notes Offering. Eastman reserves the right, subject to applicable law, in its sole discretion, to: (i) waive any and all conditions to the Tender Offer at any time and from time to time; (ii) extend or terminate the Tender Offer; or (iii) otherwise amend the Tender Offer in any respect. Eastman is not soliciting consents from holders of securities in connection with the Tender Offer.

Eastman has retained J.P. Morgan Securities LLC to act as exclusive Dealer Manager. D.F. King & Co., Inc. is the Information and Tender Agent in connection with the Tender Offer. For additional information regarding the terms of the tender offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Copies of the Offer Documents are available via the Tender Offer website at www.dfking.com/EMN and requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (800) 967-5074 (for all others toll-free) or by email at eastmanchemical@dfking.com or to the Dealer Manager at its telephone numbers.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer is being made solely pursuant to the Offer Documents, which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will Eastman accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Eastman, its board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Eastman Chemical Company

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world.

Forward-Looking Statements

This news release includes forward-looking statements concerning, among other things, the Tender Offer and the New Notes Offering, including the terms and timing of the Tender Offer and the New Notes Offering. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the third quarter of 2018.

Contacts

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com